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PRESS RELEASE

2950 North Loop West, Suite 700

Houston, TX 77092

Phone: (713) 685-8082 Fax: (713) 683-7841

NATCO Group Inc. Announces Third Quarter Results

Updates 2006 and Issues 2007 Guidance

NATCO Group Inc. (NYSE: NTG) today announced revenue for the third quarter 2006 of $132.2 million, an increase of 29% over third quarter 2005 revenue of $102.4 million. Net income allocable to common stockholders for the third quarter 2006 was $9.0 million, or $0.49 per diluted share, compared to net income allocable to common stockholders for the third quarter 2005 of $2.0 million, or $0.12 per diluted share. Segment profit increased to $15.9 million for the third quarter 2006 from $10.2 million for the third quarter 2005. Included in third quarter 2006 segment profit and net income allocable to common stockholders were $1.7 million and $1.1 million, respectively, of non-cash compensation expense for the correction of an error related to accounting for stock options issued in 1998, prior to the Company's initial public offering.

Included in the quarterly pretax income are special items comprised of a $2.5 million gain on the sale of part of NATCO's ownership of NATCO Japan, offset by a $2.3 million charge related to the consolidation of offices in the U.K. and the stock option accounting correction discussed above. The prior year's quarter included $2.1 million of charges associated with the restructuring of our U.K. execution center and $1.2 million of expense resulting from the mark to market of outstanding warrants, offset, in part, by a $0.6 million gain on the sale of an excess manufacturing facility.

John U. Clarke, NATCO's Chairman and CEO said, "We are pleased with another quarter of strong operating results across each of our operating segments as further confirmation that we are successfully positioning the Company for future growth in 2007 and beyond. Achievement was widely distributed, both across our product lines and the global markets we serve. While our margins have improved, we will continue to drive additional operating margin through process improvement and efficiency and ongoing strengthening of our project management capabilities."

Bookings for the third quarter 2006 were $112.8 million compared with third quarter 2005 bookings of $135.0 million, reflecting primarily the timing of built-to-order project awards and lower traditional equipment sales.

For the year-to-date period ended September 30, the Company posted revenue of $378.7 million, up 33% over year-to-date 2005; segment profit of $48.5 million, up 95% over year-to-date 2005; and net income allocable to common stockholders, in 2006, of $25.7 million, or $1.40 per diluted share, compared with a net income allocable to common stockholders of $6.7 million, or $0.41 per diluted share for year-to-date 2005.

For the third quarter 2006, the Oil & Water Technologies segment increased revenue over the third quarter 2005 by 26% to $96.0 million. Segment profit increased from $3.0 million to $7.6 million after giving effect to a $0.6 million charge related to the out-of-period compensation expense noted above. The improved results included standard and traditional product line pricing and margin improvements in North America, offset, in part, by an additional reserve for cost overruns expected on a built-to-order project scheduled for final completion and delivery in the first quarter of 2007. Third quarter 2006 bookings for the segment decreased to $79.9 million from $92.1 million for the third quarter 2005 primarily as a result of timing of built-to-order project awards, particularly those originating in Iraq, and a shift in orders from longer lead time traditional equipment to faster moving standardized items. Nevertheless, backlog at September 30, 2006 was $152.9 million, up $21.5 million from September 30, 2005.

Revenue from the Gas Technologies segment was $15.5 million in the third quarter 2006, compared to $12.8 million in the third quarter 2005. Segment profit for the third quarter 2006 was $4.9 million compared with $6.5 million in the prior year period, reflecting higher replacement membrane orders in the prior year's quarter and the effects of a $1.0 million charge related to the out-of-period compensation expense noted above. Bookings in the third quarter 2006 were $10.1 million, compared with $24.4 million in the third quarter 2005, though backlog for this segment increased $41.2 million to $57.1 million at the end of the third quarter 2006.

Revenue and segment profit contribution from the Automation & Controls segment in the third quarter 2006 increased from $14.7 million and $0.7 million, respectively, in the third quarter 2005 to $23.9 million and $3.3 million, respectively, in the third quarter 2006. High activity levels in the Gulf of Mexico, West Africa and Kazakhstan contributed to the year over year increase offset, in part, by a $0.1 million charge related to out-of-period compensation expense noted above.

Weighted average shares of 19.3 million for the third quarter 2006 increased from 16.8 million in the third quarter of 2005, primarily as a result of the dilutive impact of the Company's outstanding convertible preferred shares and stock options and restricted stock issued pursuant to the Company's stock compensation plans.

Over the nine months ended September 30, 2006, the Company reduced its debt outstanding $22.9 million to $4.5 million. The Company paid the remaining debt balance in mid-October.

Mr. Clarke concluded, "The continuation of strong market conditions in each of our operating areas, in combination with industry leading technology and a capable, global management team give us confidence that we should finish 2006 strongly and deliver another year of record results in 2007."

The Company is maintaining its revenue guidance of $500 to $525 million for 2006 and increasing 2006 guidance with respect to segment profit to $68 to $70 million and earnings per diluted common share, excluding special charges, of $1.95 to $2.00. For the fourth quarter 2006, the Company expects revenue of $135 to $140 million and segment profit of $17 to $19 million.

The Company is issuing initial guidance for 2007 of revenue expected within a range of $575 million and $595 million supporting segment profit of $81 million to $87 million and diluted earnings per share of $2.40 to $2.60.

The Company will hold its quarterly earnings conference call on Thursday, November 2, 2006, 9:00 a.m., central time. Interested parties are directed to the investor relations page on the Company's website for information on accessing the conference call or webcast.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for nearly 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance and discussions regarding hurricane impacts, markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.

NATCO GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par value data)
		September 30,		December 31,
		2006		2005
		(unaudited)
Current assets:
Cash and cash equivalents		$ 20,934		$ 9,198
Trade accounts receivable, less allowance for doubtful accounts of $1,862 and $1,123
as of September 30, 2006 and December 31, 2005, respectively		123,695		111,770
Inventories		48,434		37,194
Deferred income tax assets, net		4,309		3,465
Prepaid expenses and other current assets		3,614		3,612
Total current assets		$ 200,986		$ 165,239

Property, plant and equipment, net		32,852		33,263
Goodwill, net		81,199		80,891
Deferred income tax assets, net		2,917		3,329
Other assets, net		1,474		1,021
Total assets		$ 319,428		$ 283,743

Current liabilities:
Trade accounts payable and other		$ 35,962		$ 48,720
Accrued expenses and other		48,014		41,781
Customer advanced billings and payments		42,825		18,272
Current portion of long-term debt		0		6,429
Income taxes payable		3,181		890
Total current liabilities		$ 129,982		$ 116,092

Long-term debt, excluding current installments		4,500		20,964
Long-term deferred tax liabilities		1,087		483
Postretirement benefits and other long-term liabilities		10,504		9,814
Total liabilities		$ 146,073		$ 147,353

Commitments and contingencies		-		-
Series B redeemable convertible preferred stock (aggregate redemption value of $15,000),
$.01 par value. 15,000 shares authorized, issued and outstanding (net of issuance costs)		14,222		14,222
Stockholders' equity:
Preferred stock $.01 par value. Authorized 5,000,000 shares (of which 500,000 are designated as Series A and 15,000 are designated as Series B); no shares issued and
outstanding (except Series B shares above)		-		-

Series A preferred stock, $.01 par value. Authorized 500,000 shares;
no shares issued and outstanding		-		-

Common stock, $.01 par value. Authorized 50,000,000 shares; issued and outstanding
17,313,147 and 16,914,052 shares as of September 30, 2006 and December 31, 2005,
respectively		173		169
Additional paid-in-capital		111,640		101,671
Accumulated retained earnings		45,579		19,914
Treasury stock, no shares and 2,550 shares at cost as of September 30, 2006 and
December 31, 2005, respectively		-		(22)
Accumulated other comprehensive income		1,741		436
Total Stockholders' equity		$ 159,133		$ 122,168

Total liabilities, redeemable convertible preferred stock and stockholders' equity		$ 319,428	#	$ 283,743
NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Revenue:
Products	$ 104,248	$ 83,368	$ 309,261	$ 231,016
Services	27,930	19,032	69,390	54,688
Total revenue	$ 132,178	$ 102,400	$ 378,651	$ 285,704
Cost of goods sold and services:
Products	$ 82,219	$ 66,593	$ 241,913	$ 186,493
Services	13,745	10,958	34,130	30,679
Total costs of goods sold and services	$ 95,964	77,551	$ 276,043	217,172
Gross Profit	36,214	24,849	102,608	68,532
Selling, general and administrative expense	20,364	14,645	54,068	43,647
Depreciation and amortization expense	1,299	1,276	4,163	3,931
Closure, severance and other	2,325	2,076	2,570	2,166
Interest expense	491	942	1,922	3,033
Interest cost on postretirement benefit	(100)	210	0	630
Interest income	(96)	(5)	(215)	(70)
Other, net	(2,213)	1,630	(2,084)	2,024
Income before income taxes	14,144	4,075	42,184	13,171
Income tax provision	4,741	1,686	15,396	5,361
Net income	$ 9,403	$ 2,389	$ 26,788	$ 7,810
Preferred stock dividends	375	375	1,125	1,125
Net income allocable to common stockholders	$ 9,028	$ 2,014	$ 25,663	$ 6,685

Earnings per share
-Basic:	$ 0.53	$ 0.12	$ 1.53	$ 0.42

-Diluted:	$ 0.49	$ 0.12	$ 1.40	$ 0.41

Basic weighted average number of shares of common stock outstanding	17,016	16,260	16,824	16,005

Diluted weighted average number of shares of common stock outstanding	19,307	16,793	19,139	16,364

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED SEGMENT INFORMATION
(in thousands, except share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2006	2005	2006	2006	2005
Revenues:
Oil & Water Technologies	$ 96,031	$ 76,212	$ 95,571	$ 276,673	$ 215,806
Gas Technologies	15,478	12,798	16,779	44,959	27,972
Automation & Controls	23,881	14,741	21,817	66,569	45,722
Eliminations	(3,212)	(1,351)	(5,460)	(9,550)	(3,796)
Total revenues	$ 132,178	$ 102,400	$ 128,707	$ 378,651	$ 285,704

Gross profit:
Oil & Water Technologies	$ 23,229	$ 14,398	$ 21,159	$ 63,608	$ 41,586
Gas Technologies	7,541	7,830	8,935	24,072	17,854
Automation & Controls	5,444	2,621	4,891	14,928	9,092
Total gross profit	$ 36,214	$ 24,849	$ 34,985	$ 102,608	$ 68,532

Gross profit % of revenues:
Oil & Water Technologies	24.2%	18.9%	22.1%	23.0%	19.3%
Gas Technologies	48.7%	61.2%	53.3%	53.5%	63.8%
Automation & Controls	22.8%	17.8%	22.4%	22.4%	19.9%
Total gross profit % of revenues	27.4%	24.3%	27.2%	27.1%	24.0%

Operating expenses:
Oil & Water Technologies	$ 15,584	$ 11,437	$ 12,907	$ 42,080	$ 34,708
Gas Technologies	2,642	1,283	1,523	5,690	3,427
Automation & Controls	2,138	1,925	2,279	6,298	5,512
Total operating expenses	$ 20,364	$ 14,645	$ 16,709	$ 54,068	$ 43,647

Segment profit: (1)
Oil & Water Technologies	$ 7,645	$ 2,961	$ 8,252	$ 21,528	$ 6,878
Gas Technologies	4,899	6,546	7,412	18,382	14,427
Automation & Controls	3,306	697	2,612	8,630	3,580
Total segment profit	$ 15,850	$ 10,204	$ 18,276	$ 48,540	$ 24,885

Segment profit % of Revenues
Oil & Water Technologies	8.0%	3.9%	8.6%	7.8%	3.2%
Gas Technologies	31.7%	51.1%	44.2%	40.9%	51.6%
Automation & Controls	13.8%	4.7%	12.0%	13.0%	7.8%
Total segment profit % of Revenues	12.0%	10.0%	14.2%	12.8%	8.7%

Bookings:
Oil & Water Technologies	$ 79,934	$ 92,122	$ 81,061	$ 273,812	$ 273,914
Gas Technologies	10,059	24,445	61,057	91,652	41,848
Automation & Controls	22,837	18,442	18,764	62,595	49,299
Total bookings	$ 112,830	$ 135,009	$ 160,882	$ 428,059	$ 365,061

	As of September 30,		As of June 30,
Backlog:	2006	2005	2006

Oil & Water Technologies	$ 152,933	$ 131,383	$ 167,017
Gas Technologies	57,119	15,908	62,538
Automation & Controls	10,380	9,640	10,224
Total backlog	$ 220,432	$ 156,931	$ 239,779

(1) Total segment profit is a non-GAAP financial measure that can be reconciled to the unaudited Consolidated Income Statement as shown below. The Company believes that segment profit is one of the primary drivers and provides a more meaningful presentation for measuring the liquidity and performance of the Company.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2006	2005	2006	2006	2005
	(in thousands)
Total segment profit:	$ 15,850	$ 10,204	$ 18,276	$ 48,540	$ 24,885
Interest expense	491	942	727	1,922	3,033
Interest Income	(96)	(5)	(55)	(215)	(70)
Depreciation and amortization	1,299	1,276	1,418	4,163	3,931
Closure, Severance and other	2,325	2,076	193	2,570	2,166
Interest cost on post retirement benefit liability	(100)	210	50	0	630
Other, net	(2,213)	1,630	578	(2,084)	2,024
Income before income taxes	$ 14,144	$ 4,075	$ 15,365	$ 42,184	$ 13,171
Income tax provision	4,741	1,686	5,838	15,396	5,361
Net income	$ 9,403	$ 2,389	$ 9,527	$ 26,788	$ 7,810
Preferred stock dividends	375	375	375	1,125	1,125
Net income allocable to common stockholders	$ 9,028	$ 2,014	$ 9,152	$ 25,663	$ 6,685